Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Third Quarter 2012 Results

SAN DIEGO, November 14, 2012 – InfoSonics Corporation (NASDAQ: IFON), a provider of wireless handset solutions serving Latin America, Europe, Africa and Asia Pacific, today announced results for its third quarter ended September 30, 2012.

“This was a very challenging quarter characterized by softness in many of our core markets,” said Joseph Ram, president and CEO of InfoSonics. “Many of our carrier and open market customers reported soft consumer sales which in turn resulted in a slowing of orders to us as those customers worked to minimize their inventory levels and delayed orders until the fourth quarter.”

Commenting further on the results, Mr. Ram noted, “Despite the softness in this quarter, we remain confident in our strategy. We have four new smartphones under development planned for launch in the coming quarter to address the market shift that is in progress. Through the nine months ended September 30, 2012, sales of our verykool® products are up 78% over the same period last year, our gross profit is up 86% for that same period and we have invested more in marketing to elevate our brand. In addition, based on the progress of shipments and customer orders during the current quarter, we believe that sales in the fourth quarter of 2012 should rebound from their third quarter levels.”

InfoSonics reported net sales for the third quarter of 2012 of $5.4 million, which represented a $1.8 million, or 25%, decline from $7.2 million for the third quarter of 2011. The primary reason for the decline was the absence of low-margin Samsung distribution sales in the third quarter of 2012 compared to $1.2 million in distribution sales in the third quarter of 2011. The Company transitioned away from this low-margin business in March 2012. The Company noted that although sales of verykool® products declined by $0.6 million, or 10%, unit shipments increased 22% during the quarter. The average selling price per unit declined 26% as a result of a shift in product mix to lower-end products and more aggressive pricing during the quarter. Net sales for the nine months ended September 30, 2012 amounted to $25.8 million, which represented a $2.9 million, or 13%, increase from $23.0 million for the same period of 2011. During the nine month period, net sales of verykool® products grew by $10.1 million, or 78%, offset partially by a $7.2 million decline in distribution sales.

Gross profit margin as a percent of sales in the third quarter of 2012 improved to 21.2% compared to 17.0% in the 2011 third quarter, primarily as a result of the absence of low-margin distribution sales in the 2012 third quarter. Gross profit in the third quarter of 2012 was $1.1 million, a 6% decline from $1.2 million in the 2011 third quarter. Gross profit for the nine months ended September 30, 2012 amounted to $5.5 million, a $2.5 million, or 86%, increase from $2.9 million for the same period of 2011. During the nine month period, the gross profit margin as a percent of sales improved to 21.1% from 12.8% in the prior year period, also reflecting the significant decline in low-margin distribution sales during the period.

Operating expenses in the third quarter of 2012 were $2.3 million, an increase of 42% compared to $1.6 million in the 2011 third quarter. This reflects a 44% increase in SG&A expenses primarily attributable to increases in marketing, the Company’s annual sales meeting and increased compensation expense for new employees and contractors. In addition, R&D expenses rose by 37% primarily as a result of expansion of the Company’s China-based development team. For similar reasons, operating expenses for the nine months ended September 30, 2012 amounted to $6.8 million, a 33% increase from $5.1 million for the same period of 2011.

The net loss for the third quarter of 2012 was $1.2 million, or $0.08 per share, compared to a net loss of $413,000, or $0.03 per share, in the third quarter of 2011. The net loss for the nine months ended September 30, 2012 declined to $1.3 million, or $0.09 per share, compared to a net loss of $2.1 million, or $0.15 per share, for the same period of 2011.

At September 30, 2012, the Company had $10.3 million in cash, restricted cash and cash equivalents, $17.3 million of net working capital and no outstanding indebtedness. Cash balances declined by $1.2 million compared to the June 30, 2012 balances primarily as a result of the loss for the quarter. An increase in inventories and reduction of payables and accruals was offset by reductions in accounts receivable and prepaid inventory deposits.

About InfoSonics Corporation

InfoSonics is a provider of wireless handsets and related products to OEMs, carriers and distributors in Latin America, Europe, Africa and Asia Pacific. The Company designs, develops, manufactures, markets, sells and provides after-sales support for its own proprietary line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) the ability of the Company’s R&D group to develop new verykool® handsets and successfully introduce them into new emerging markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to maintain and improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships, disruptions in production at contract manufacturers or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company; (19) the ability of the Company to have access to adequate capital to fund its operations; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$5,373	$7,173	$25,842	$22,960
Cost of sales	4,234	5,955	20,392	20,027

Gross profit	1,139	1,218	5,450	2,933

Operating expenses:
Selling, general and administrative	1,804	1,256	5,262	3,966
Research and development	527	384	1,523	1,135

	2,331	1,640	6,785	5,101

Operating loss from continuing operations	(1,192)	(422)	(1,335)	(2,168)
Other income (expense):
Other income (expense)	—	2	(65)	30
Interest, net	3	—	53	11

Loss from continuing operations before provision for income taxes	(1,189)	(420)	(1,347)	(2,127)
Provision for income taxes	—	—	(2)	(2)

Loss from continuing operations	(1,189)	(420)	(1,349)	(2,129)
Income from discontinued operations, net of tax	—	7	—	—

Net loss	$(1,189)	$(413)	$(1,349)	$(2,129)

Net loss per share (basic and diluted):
Continuing operations	$(0.08)	$(0.03)	$(0.09)	$(0.15)
Discontinued operations	—	—	—	—

Net loss	$(0.08)	$(0.03)	$(0.09)	$(0.15)

Basic and diluted weighted-average number of common shares outstanding	14,184	14,184	14,184	14,184
Comprehensive loss:
Net loss	$(1,189)	$(413)	$(1,349)	$(2,129)
Foreign currency translations adjustments	59	(46)	102	7

Comprehensive loss	$(1,130)	$(459)	$(1,247)	$(2,122)

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$9,341	$11,422
Restricted cash	1,002	1,000
Trade accounts receivable, net of allowance for doubtful accounts of $322 and $97, respectively	6,731	8,610
Other accounts receivable	99	76
Inventory	4,547	2,238
Prepaid assets	1,447	2,485

Total Current Assets	23,167	25,831
Property and equipment, net	303	311
Other assets	307	69

Total assets	$23,777	$26,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,198	$2,506
Accrued expenses	3,666	4,719

Total Current Liabilities	5,864	7,225

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,184 shares issued and outstanding as of September 30, 2012 and December 31, 2011	14	14
Additional paid-in capital	32,225	32,051
Accumulated other comprehensive loss	(15)	(117)
Accumulated deficit	(14,311)	(12,962)

Total stockholders’ equity	17,913	18,986

Total liabilities and stockholders’ equity	$23,777	$26,211

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(unaudited)

	For the Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(1,349)	$(2,129)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	208	138
Loss on disposal of fixed assets	66	12
Provision for (recover of) bad debts	225	(100)
Provision for obsolete inventory	51	124
Stock-based compensation expense	174	135
(Increase) decrease in:
Trade accounts receivable	1,654	7,187
Other accounts receivable	(23)	520
Inventory	(2,360)	(1,561)
Prepaids	1,038	(1,196)
Other assets	(238)	10
Increase (decrease) in:
Accounts payable	(308)	(2,796)
Accrued expenses	(1,053)	68

Cash provided by (used in) continuing operations	(1,915)	412
Cash provided by discontinued operations	—	710

Net cash provided by (used in) operating activities	(1,915)	1,122

Cash flows from investing activities:
Purchase of property and equipment	(266)	(167)
Sale of property and equipment	—	6
Increase in restricted cash	(2)	—

Net cash used in investing activities	(268)	(161)

Effect of exchange rate changes on cash	102	7

Net increase (decrease) in cash and cash equivalents	(2,081)	968
Cash and cash equivalents, beginning of period	11,422	12,484

Cash and cash equivalents, end of period	$9,341	$13,452

Cash paid for interest	$—	$—
Cash paid for taxes	—	—